                                 DRUG EMPORIUM, INC.
                          COMPUTATION OF EARNINGS PER SHARE

                                    - Exhibit 11 -



                                                   Three Months Ended           Nine Months Ended
                                                November 25,  November 26,  November 25,   November 26,
                                                    1995          1994          1995           1994
                                                -----------   -----------   -----------    -----------
                                                                     (Unaudited)
                                                           (In thousands, except per share data)
 Primary:
  Weighted average number of
  common shares outstanding                     13,183          13,171          13,182          13,165

  Net effect of dilutive
  stock options -- based on
  treasury stock method using
  estimated average market
  price  . . . . . . . . . .                        (a)             (a)             (a)             (a)
                                                ------          ------          ------          ------

  Weighted average common and
  common equivalent shares                      13,183          13,171          13,182          13,165
                                                ======          ======          ======          ======

  Net income   . . . . . . .                      $347         $(7,892)         $1,302         $(7,396)
                                                ======          ======          ======          ======

  Net income per common and
  common equivalent share  .                     $0.03          $(0.60)          $0.10          $(0.56)
                                                ======          ======          ======          ======


 Fully Diluted:
  Weighted average number of
  common shares outstanding                     13,183          13,171          13,182          13,165

  Net effect of dilutive
  stock options -- based on
  treasury stock method using
  closing market price   . .                        (a)             (a)             (a)             (a)
                                                ------          ------          ------          ------

  Fully diluted shares   . .                    13,183          13,171          13,182          13,165
                                                ======          ======          ======          ======
  Net income (Loss)  . . . .                      $347         $(7,892)         $1,302         $(7,396)
                                                ======          ======          ======          ======

  Net income (Loss) per common share
  assuming full dilution   .                     $0.03          $(0.60)          $0.10          $(0.56)
                                                ======          ======          ======          ======

 (a) Excluded as amounts are antidilutive.


